EXHIBIT 99.1

CONTACT:	Bob Leahy	Anne Marie Clark
	VP Finance & Operations	Director Corporate Relations
	Brooktrout, Inc.	Brooktrout, Inc.
	(781) 433-9426	(781) 433-9552

Brooktrout Announces
Fourth Quarter and Year End 2003 Results

NEEDHAM, Mass., February 17, 2004 – Brooktrout, Inc. (NASDAQ: BRKT), a leading provider of innovative hardware and software platforms that enable applications for the New Network™, today reported that revenue for the fourth quarter of 2003 was $22,286,000 compared to $17,761,000 for the fourth quarter of 2002.  The company’s net income in the fourth quarter of 2003 was $2,003,000, or $0.15 per diluted share, compared to a net loss of $989,000, or $(0.08) per diluted share, for the same period in 2002.

Revenue for the year ended December 31, 2003 was $74,656,000 compared to $73,491,000 for the same period in 2002.  The company’s net income in the year ended December 31, 2003 was $555,000, or $0.04 per diluted share, compared to a net loss of $4,791,000, or $(0.39) per diluted share, for the same period of 2002.  Net income in the year ended December 31, 2003 included a one-time after tax gain of $309,000 in connection with the sale of an investment in the third quarter.

“We are very pleased to report not only a profitable fourth quarter but also net income for 2003,” stated Eric Giler, president of Brooktrout.  “Our fourth quarter 2003 results demonstrate the leverage inherent in our company and confirm the validity of our strategic direction: continuous investment in innovative enabling technologies and the creation of unique service and support models for our diverse customer base.  We made these investments while significantly improving our balance sheet.  Our cash balances grew over $14 million in 2003, with end of year cash balances at just under $56 million and no long-term debt.  We now have more cash than at any time since the company’s inception and our financial position is one of the strongest it has been in our 20-year history.  This is one of the many accomplishments of which the entire Brooktrout organization is exceedingly proud.  We believe that we are experiencing a sustainable improvement in our business and that we are well-positioned to lead in 2004 and beyond.”

- more -

Business Outlook

Giler continued with the following outlook for the first quarter of 2004, “We believe that first quarter revenue will be approximately $21 million to $22.5 million, which would be consistent with our historic seasonal pattern of first quarter revenue being down to relatively flat with the prior quarter. Given our revenue guidance range, we would anticipate gross margins to be similar to those realized in the last two quarters. However, gross margins can fluctuate as a result of shifts in product mix, changes in product sales volume and pricing, as well as variability in component costs. We anticipate that total operating expenses for the first quarter will be between $13 million and $13.5 million, and we expect net income of approximately $500 thousand to $1.0 million.”

Conference Call Details

As previously announced, Brooktrout’s management will host a conference call at 5:00 p.m. ET today, February 17, 2004, to discuss these quarterly and year end results, along with business highlights and outlook.  The conference call will be simultaneously broadcast live over the Internet.  Anyone interested in listening to this teleconference can do so by logging onto the Brooktrout, Inc. website at http://www.brooktrout.com/investor.

The webcast will be available on Brooktrout’s website until Wednesday, February 25, 2004.  Following the live broadcast, a telephone replay will also be available at 1-973-341-3080, passcode #4454045 until midnight ET on Wednesday, February 18, 2004.

Note to Investors

Statements in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements that we believe that we are experiencing a sustainable improvement in our business and that we are well-positioned to lead in 2004 and beyond; statements implying that our future will be impacted by our continuous investments in innovative enabling technologies and the creation of unique service and support models for our customers; and statements regarding our revenue, gross margin, operating expense and net income guidance for the first quarter of 2004.  Readers should not place undue reliance on forward-looking statements because they involve known and unknown risks and uncertainties, which may cause our actual results, performance, and achievements to differ materially from what are expressed or implied by such forward-looking statements. In particular, there is a risk that our business will not be able to sustain the profitability achieved in the fourth quarter and year ended December 31, 2003; that our strategic direction will not contribute to profitability; that our cash balances will not continue to improve; and that we will not be able to sustain our current overall financial strength. Other risks and uncertainties include, among other things, the current telecommunications market slow down and its impact on our customers’ business and financial strength, the uncertainties relating to global events, the ability to keep pace with the evolution of the telecommunications hardware and software market, the impact of competition, and the impact of changes to regulations affecting the telecommunications and Internet industries. Additional information concerning these and other risk factors is contained in the “Factors That May Affect Future Results” section of Brooktrout, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the Securities and Exchange Commission on November 7, 2003. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

About Brooktrout

Brooktrout, Inc., headquartered in Needham, MA, delivers communications hardware and software products that enable applications for the New Network™ – a Network born through the marriage of the telephone and data networks.  Brooktrout, Inc.’s mission is to collaborate with its partners so they can bring innovative solutions to market quickly, increase business and expand into new markets.  Brooktrout believes that a solid focus on customers, significant first-to-market products and key acquisitions are making it a partner of choice for today’s hottest communications service and enterprise application providers. Brooktrout is traded publicly on NASDAQ under the symbol BRKT.  For more information, visit http://www.brooktrout.com/investor.

Brooktrout and the New Network are trademarks or registered trademarks of Brooktrout, Inc.

All other trademarks are the property of their respective owners.

BROOKTROUT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Revenue	$22,286	$17,761	$74,656	$73,491

Costs and expenses:
Cost of product sold	7,100	7,368	26,380	33,121
Research and development	4,624	4,955	18,492	20,658
Selling, general and administrative	7,546	6,957	29,883	28,909
Total costs and expenses	19,270	19,280	74,755	82,688

Operating income (loss)	3,016	(1,519)	(99)	(9,197)

Other income (expense), net:
Gain on investment	—	—	499	—
Interest income, net and other	203	230	820	995
Total other income (expense), net	203	230	1,319	995

Income (loss) before income taxes	3,219	(1,289)	1,220	(8,202)

Income tax provision (benefit)	1,216	(300)	665	(3,184)

Income (loss) from continuing operations	2,003	(989)	555	(5,018)

Gain from discontinued operations, net of taxes (1)	—	—	—	227

Net income (loss)	$2,003	$(989)	$555	$(4,791)

Income (loss) from continuing operations per common share:
Basic	$0.16	$(0.08)	$0.04	$(0.41)
Diluted	0.15	(0.08)	0.04	(0.41)

Net income (loss) per common share:
Basic	$0.16	$(0.08)	$0.04	$(0.39)
Diluted	0.15	(0.08)	0.04	(0.39)

Weighted average shares outstanding:
Basic	12,516	12,245	12,353	12,226
Diluted	13,738	12,245	12,882	12,226

(1) For the year ended December 31, 2002, gain from discontinued operations is net of an income tax benefit of $696.

BROOKTROUT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash, cash equivalents, and marketable debt securities	$55,950	$41,788
Accounts receivable (less allowance for doubtful accounts and sales returns of $843 in 2003 and $1,679 in 2002)	10,232	8,600
Inventory	4,465	6,797
Deferred taxes and other current assets	5,862	11,482
Total current assets	76,509	68,667

Equipment and furniture, less accumulated depreciation and amortization	2,245	3,404
Intangible assets, less accumulated amortization	5,909	7,412
Deferred taxes and other non current assets	11,916	10,852

Total assets	$96,579	$90,335

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities and deferred rent	$14,925	$15,237

Stockholders' equity	81,654	75,098

Total liabilities and stockholders' equity	$96,579	$90,335

# # #